Exhibit 4.5
AMENDMENT
     This amendment (this “Amendment”) to the Registration Rights Agreement (as defined herein) is made as of May 22, 2010, by and among (i) Camelot Information Systems Inc. (the “Company”) and (ii) Citigroup Venture Capital International Growth Partnership, L.P. and Citigroup Venture Capital International Co-Investment, L.P. (collectively, the “Series A Investor” and together with the Company, the “Parties”). Capitalized terms not otherwise defined herein shall have the same meanings as specified in the Registration Rights Agreement.
R E C I T A L S
     WHEREAS, the Parties entered into an Amended and Restated Registration Rights Agreement, dated as of December 27, 2007, by and among the Company and the Shareholders (the “Registration Rights Agreement”); and
     WHEREAS, the Parties desire to amend the Registration Rights Agreement as set forth herein and in accordance with Section 12.5 of the Registration Rights Agreement.
     NOW THEREFORE, in consideration of the foregoing and the mutual promises, covenants and agreements of the Parties contained herein, the Parties hereby agree as follows:
     1. Section 5.1 of the Registration Rights Agreement is hereby amended by adding the following sentence to the end of such Section 5.1:
“Notwithstanding anything in this Agreement to the contrary, the rights to cause the Company to Register securities granted under Sections 2 and 3 of this Agreement shall be freely assignable by any Series A Investor to any Person, provided that such Person is not a Direct Competitor (as defined in Section 5.1 of the Amended and Restated Shareholders Agreement); provided however that the Series A Investor shall not exercise the right to assign under this clause more than one time or to more than one Person (including the affiliates of such Person); provided further that any assignment pursuant to this clause requires the prior written consent of the Company, which consent shall not be unreasonably withheld.”
     2. The Registration Rights Agreement, as specifically amended by this Amendment, shall continue in full force and effect in accordance with its terms.
     3. This Amendment may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
     4. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

CAMELOT INFORMATION SYSTEMS INC.
/s/ Yiming Ma
Name:	Yiming Ma
Title:	Chief Executive Officer

CITIGROUP VENTURE CAPITAL INTERNATIONAL GROWTH PARTNERSHIP, L.P.
/s/ Deryk Haithwaite
Name:	DERYK HAITHWAITE
Title:	DIRECTOR

CITIGROUP VENTURE CAPITAL INTERNATIONAL CO-INVESTMENT, L.P.
/s/ Deryk Haithwaite
Name:	DERYK HAITHWAITE
Title:	DIRECTOR